EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Mariann Ohanesian (mohanesian@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS RECEIVES FDA APPROVAL FOR
ZEGERID WITH MAGNESIUM HYDROXIDE CHEWABLE TABLETS
SAN DIEGO (March 27, 2006) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today announced that the U.S. Food and Drug Administration (FDA) has approved the company’s New Drug Application (NDA) for ZEGERID® with Magnesium Hydroxide (omeprazole/sodium bicarbonate/magnesium hydroxide) Chewable Tablets 40 mg/600 mg/700 mg and 20 mg/600 mg/700 mg, an immediate-release proton pump inhibitor (PPI). ZEGERID Chewable Tablets were approved for all of the indications the company was seeking.
“This approval is another regulatory milestone for Santarus and is our fourth NDA approved since mid-2004. Each of our NDAs has been approved within the initial 10-month review period under the PDUFA, or Prescription Drug User Fee Act, guidelines, which we believe reflects the capabilities of our clinical, product development and regulatory teams and the overall quality of our submissions,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We are evaluating the positioning and launch timing of the chewable tablet dosage form and do not currently anticipate that the commercial launch of this product will occur in 2006. Given the general market preference for the capsule dosage form, our commercial launch plan is based on a strategy intended to maximize our resources, while best positioning ZEGERID Capsules for commercial success.”
ZEGERID Chewable Tablets are indicated for the treatment of heartburn and other symptoms associated with gastroesophageal reflux disease (GERD), the short-term treatment (four to eight weeks) of erosive esophagitis diagnosed by endoscopy and active benign gastric ulcers, the short-term treatment of active duodenal ulcers and for maintenance of healing of erosive esophagitis (controlled studies do not extend beyond 12 months).
About ZEGERID
The ZEGERID family of products, including capsule, powder for oral suspension and chewable tablet dosage forms, offer a distinct pharmacological profile — rapidly reaching maximal plasma levels (in approximately 30 minutes) and providing acid control, with a median 24-hour gastric pH of greater than 4 ranging from 12.2 hours to 18.6 hours, depending on the strength and dosage form, after repeated once-daily dosing. ZEGERID can be conveniently taken once-a-day anytime during the day on an empty stomach, at least one hour before a meal.
PPIs are widely prescribed for a variety of diseases and disorders of the upper digestive tract. All currently marketed oral PPIs, other than ZEGERID, are delayed-release formulations that utilize an enteric coating to protect the PPI from acid degradation, which delays absorption and initial acid suppression. Unlike delayed-release PPIs, ZEGERID utilizes one or more antacids in lieu of an enteric coating to protect the omeprazole from gastric acid degradation. The antacids neutralize stomach acid and protect the PPI, omeprazole, from gastric acid degradation and allow for its rapid absorption and suppression of gastric acid.

Important Safety Information
The most frequently reported adverse events with ZEGERID are headache, diarrhea, and abdominal pain. In critically ill patients treated with ZEGERID, adverse events generally reflected the serious, underlying medical condition of the patients, and were similar for patients treated with ZEGERID and with the comparator (acid-controlling) drug. Symptomatic response to therapy does not preclude the presence of gastric malignancy. Atrophic gastritis has been noted occasionally in gastric corpus biopsies from patients treated long term with omeprazole.
ZEGERID Capsules contain 300 mg of sodium per dose in the form of sodium bicarbonate (1100 mg/13 mEq), and ZEGERID Powder for Oral Suspension contains 460 mg of sodium per dose in the form of sodium bicarbonate (1680 mg/20 mEq). The chewable tablet dosage form contains 600 mg (7 mEq) of sodium bicarbonate. This should be taken into consideration for patients on a sodium-restricted diet. Sodium bicarbonate is contraindicated in patients with metabolic alkalosis and hypocalcemia. The chewable tablet dosage form also contains 700 mg (24 mEq) of magnesium hydroxide. The use of magnesium hydroxide is associated with diarrhea, abdominal cramping, chalky taste, diuresis, dehydration, nausea and vomiting. ZEGERID is contraindicated in patients with known hypersensitivity to any component of the formulation.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that treat gastrointestinal diseases and disorders and enhance the quality of life for patients. The company’s products are immediate-release formulations of omeprazole, a widely prescribed PPI. The company currently markets ZEGERID Powder for Oral Suspension and is preparing to commercially launch ZEGERID Capsules. Santarus received FDA approval for its third dosage form, ZEGERID Chewable Tablets, in March 2006. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: the timing and success of any subsequent commercial launch of ZEGERID Chewable Tablets; Santarus’ ability to successfully launch and drive market demand for ZEGERID Capsules, as well as continue to generate commercial sales of ZEGERID Powder for Oral Suspension; Santarus’ ability to obtain additional financing as needed to support its operations; the scope and validity of patent protection for Santarus’ products and Santarus’ ability to commercialize its products without infringing the patent rights of others; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; other difficulties or delays relating to the development, testing, manufacturing and marketing of and obtaining regulatory approval for Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc.
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